EXECUTIVE RETENTION AGREEMENT


         This Executive Retention Agreement ("Agreement") is made and entered into by and between Savoir Technology Group, Inc. (the "Company") and P. Scott Munro ("Munro") as of May 10, 1999 (the "Effective Date").

                                 R E C I T A L S

A. Munro is the president and chief executive officer of Savoir Technology Group, Inc. who possesses valuable knowledge of the Company, its business and operations and the markets in which the Company competes.

B. The Company draws upon the knowledge, experience and objective advice of Munro in order to manage its business for the benefit of the Company's stockholders.

C. Munro and the Company have entered into a letter agreement dated May 1, 1998 setting forth the terms and conditions of Munro's employment (the "May 1998 Letter Agreement").

D. In January, 1999, the Compensation Committee of the Board of Directors agreed to supplement Munro's compensation arrangements so as to compensate Munro for his contributions to the Company, to encourage his retention and to create incentives for strategic alliances or other transactions that maximize stockholder value.

         1. GENERAL.

         (a) NO EMPLOYMENT AGREEMENT. Munro is employed by the Company as its president and chief executive officer ("CEO"). This Agreement does not obligate the Company to continue to employ Munro for any specific period of time, or in any specific role or geographic location. Subject to the terms of this Agreement and the May 1998 Letter Agreement, either Munro or Company may terminate Munro's employment at any time for any reason.

         (b) DEFINED TERMS. Capitalized terms used in this Agreement shall have the meanings set forth in Section 2, unless the context clearly requires a different meaning.

         2. DEFINITIONS. For purposes of this Agreement,

            (a) "CAUSE" for the termination of Munro's employment by the Company shall mean:

               (i) theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs Munro's ability to perform his duties as the Company's president and CEO;

               (ii) improper disclosure or use of the Company's confidential, business or proprietary information; or

               (iii) the conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the Company, as determined by the Company in good faith.

            (b) "CHANGE OF CONTROL" shall mean the occurrence of any of the following events:

               (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company where the stockholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

               (ii) a merger or consolidation in which the Company is a party where the stockholders of the Company before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger or consolidation;

               (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company other than a sale, exchange, or transfer to one (1) or more subsidiaries of the Company; or

               (iv) a liquidation or dissolution of the Company.

            (c) "COMPANY" shall mean Savoir Technology Group, Inc. and following a Change of Control, any successor thereto that agrees to assume or otherwise becomes bound to, by operation of law, this Agreement.

            (d) "PERMANENT DISABILITY" shall mean Munro's disability as determined under the Company's long term disability plan.

            (e) "GOOD REASON" means the occurrence of any of the following conditions following a Change of Control, without Munro's informed written consent, which condition(s) remain(s) in effect ten (10) days after written notice to the Company from Munro of such condition(s):

               (i) a material decrease in Munro's base salary or target bonus amount;

               (ii) any change in Munro's title, authority, responsibilities, duties or reporting, so that any of them are not substantially equivalent to Munro's title, authority, responsibilities, duties or reporting immediately prior to the Change of Control.

               (iii) the relocation of Munro's work place for the Company to a location more than 50 miles from the location of the work place prior to the Change of Control;

               (iv) consummation of a Change of Control transaction in which outstanding stock options granted and restricted stock issued by the Company prior to the transaction are not fully assumed by the Successor, or replaced by fully equivalent substitute options or restricted stock; or

               (v) any material breach of this Agreement by Company.

            (f) "TERMINATION AFTER A CHANGE OF CONTROL" means:

               (i) any termination of the employment of Munro by the Company without Cause within twelve (12) months after the occurrence of a Change of Control;

               (ii) any resignation by Munro for Good Reason with twelve (12) months after the occurrence of a Change of Control;

               (iii) "Termination After a Change of Control" shall not include any termination of the employment of Munro (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of Munro; (3) as a result of the death of Munro; or (4) as a result of the voluntary termination of employment by Munro for reasons other than Good Reason.

         3. STOCK OPTIONS. Upon a Termination After a Change of Control, Munro shall be entitled to acceleration of vesting for stock options and restricted stock as provided under the stock option agreements and the May 1998 Letter Agreement.

         4. LOANS.

            (a) As of the Effective Date of this Agreement, the Company will loan Munro the sum of Two Million Five Hundred Twelve Thousand Seven Hundred Twenty-Nine Dollars ($2,512,729) (the "Loan") which shall bear interest at the minimum federal rate and which shall be due and payable on May 9, 2002, except as otherwise provided in this Agreement. The Loan shall be subject to the terms and conditions of the promissory note attached hereto as EXHIBIT 1 (the "Promissory Note"). After the Effective Date and before May 9, 2002, the Company will make one or more loans to Munro in a total amount of up to One Million Eighty-Seven Thousand Two Hundred Seventy-One Dollars ($1,087,271) (the "Subsequent Loans"). The Subsequent Loans shall bear interest at the minimum federal rate and shall be due and payable on May 9, 2002, except as otherwise provided in this Agreement. The Subsequent Loans shall be subject to the terms and conditions of one or more promissory notes substantially in the form of the promissory note attached hereto as EXHIBIT 1 (the "Subsequent Promissory Notes").

            (b) Notwithstanding any other provisions in the Promissory Note or Subsequent Promissory Notes to the contrary, and provided Munro remains continuously employed through the date specified below for such forgiveness, principal and interest on the Loan and the Subsequent Loans shall be forgiven as follows:

              (i) Eight hundred thousand dollars ($800,000) of the principal balance of the Loan and the interest that has accrued on such amount through such date shall be forgiven by the Company on January 1, 2000.

              (ii) On May 9, 2002, Munro's obligation to pay the then outstanding balance of the Loan and Subsequent Loans (including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note and Subsequent Promissory Notes shall be canceled.

              (iii) Upon the occurrence of a Change of Control, Munro's obligation to pay the then outstanding balance of the Loan and the Subsequent Loans (including unpaid principal and accrued interest thereon) shall be forgiven and the Promissory Note and Subsequent Promissory Notes shall be canceled.

              (iv) The Company's Board of Directors may, in its sole discretion, forgive any portion of the Loan and the Subsequent Loans at any time during Munro's employment based upon Munro's performance or such other considerations as it may deem appropriate.

            (c) Notwithstanding any other provision in the Promissory Note to the contrary, in the event Munro's employment is terminated by the Company for any reason other than for Cause, an amount equal to Munro's original purchase price of any shares of restricted stock which are unvested as of the date of such termination (the "Unvested Shares") may, at Munro's option, be repaid by delivery to the Company of the Unvested Shares and the outstanding balance of the Loan, including principal and accrued interest, shall be forgiven and the Promissory Note shall be canceled.

         5. TERMINATION AFTER A CHANGE IN CONTROL. In the event of Munro's Termination After a Change in Control, Munro shall be entitled to the following cash severance benefits:

            (a) CASH SEVERANCE BENEFITS:

               (i) Munro shall receive a severance payment in an amount equal to two hundred percent (200%) of the sum of his annual base salary plus his annualized target incentives as in effect immediately prior to such Termination After a Change of Control, less applicable withholding, payable in a lump sum within fifteen (15) days of the Termination of employment; and

               (ii) if Munro elects continued medical insurance coverage in accordance with the applicable provisions of federal law (commonly referred to as "COBRA"), the Company shall pay COBRA premium contributions for Munro and the members of his immediate family for eighteen (18) months following the date of Munro's termination of employment. Notwithstanding the foregoing, in the event Munro becomes covered under another employer's group health plan during the period provided for herein, the Company shall cease payment of the COBRA premiums for Munro and the members of his immediate family.

            (b) BASIC SEVERANCE BENEFITS. The severance benefits provided under this Section 5 shall be in addition to payment of all salary and vacation earned or accrued through the date of Munro's termination of employment, payment of any bonuses earned through the date of termination of employment, reimbursement of any expenses incurred prior to termination of employment pursuant to the Company's expense reimbursement policy, and any and all benefits as may be payable as a result of termination of employment under the Company's 401(k) plan, and any other compensation or benefit programs.

         6. 280G. To the extent that any of the payments and benefits provided for in this Agreement constitute "parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this Section 6 would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision, the

Company agrees that Munro shall either (i) receive the full parachute payment subject to the excise tax, or, if a reduced parachute would result in an increase to Munro's after-tax income, (ii) receive a parachute payment that is reduced to the extent necessary to maximize Munro's after-tax income. Unless the Company and Munro otherwise agree in writing, any calculation required under this Section 6 shall be made in writing by independent public accountants agreed to by the Company and Munro (the "Accountants"), whose calculation shall be conclusive and binding upon Munro and the Company for all purposes. For purposes of calculating the value of Munro's options under this Section 6, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Munro shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

         7. TAX WITHHOLDING. All payments under this Agreement shall be subject to withholding for all applicable state and federal income and employment taxes. At the time the Promissory Note is canceled or any payment thereunder is forgiven, in whole or in part, or at any time thereafter as requested by the Company, Munro hereby authorizes withholding from payroll and any other amounts payable to him, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, which may arise in connection with such forgiveness or cancellation. Munro acknowledges that, notwithstanding any other provision of this Agreement, no obligations under the Promissory Note shall be forgiven or canceled unless the tax withholding obligations of the Company are satisfied.

         8. SOLE REMEDY FOR TERMINATION AFTER CHANGE OF CONTROL. The payments and benefits provided for in this Agreement shall constitute Munro's sole and exclusive remedy for any alleged injury or other damages arising out the cessation of the employment relationship between Munro and the Company in the event of Munro's Termination After a Change of Control.

         9. RELEASE OF CLAIMS. The Company may condition the benefits payable upon a Termination After a Change of Control described in Sections 4 and 5 of this Agreement upon the delivery by Munro of a signed release of claims in a form reasonably satisfactory to the Company.

         10. CONFIDENTIALITY AGREEMENT. Munro agrees to abide by the terms and conditions of the Company's standard Confidentiality Agreement that Munro previously executed.

         11. DISPUTE RESOLUTION. In the event of any dispute or claim relating to or arising out of this Agreement, Munro and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Munro acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

         12. COVENANT NOT TO COMPETE UNFAIRLY. During Munro's employment with the Company and for a period of two (2) years after any Termination After a Change of Control pursuant to which Munro is entitled to benefits under Sections 4 and 5 of this Agreement, Munro agrees not to, directly or indirectly, individually or as an owner, partner, stockholder, joint venturer, investor, corporate officer, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than the Company),

            (a) own, manage, consult with, operate, sell, control or participate in the ownership, management, operation, sales or control of any business that competes with the business of the Company now existing or pursued by the Company prior to Munro's termination; or

            (b) request or advise any of the customers, suppliers or other business contacts of the Company to withdraw, curtail, cancel or refrain from increasing their business with the Company.

         13. NONSOLICITATION. During Munro's employment with the Company and for a period of two (2) years thereafter, after any Termination After a Change of Control, Munro agrees not to, directly or indirectly, individually or as an owner, partner, stockholder, joint venturer, corporate officer, employee, consultant, principal, agent, trustee or licensor, or in any other similar capacity whatsoever of or for any person, firm, partnership, company or corporation (other than the Company),

            (a) interfere with, impair, disrupt or damage the Company's relationship with any of its clients or prospective clients by soliciting or encouraging or causing others to solicit or encourage, any of them for the purpose of diverting or taking away the business such clients have with the Company; or

            (b) interfere with, impair, disrupt or damage the Company's business by soliciting, encouraging or causing others to solicit or encourage any of the Company's employees to discontinue their employment relationship with the Company.

         14. INTERPRETATION. Munro and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

         15. SUCCESSORS AND ASSIGNS.

            (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement shall be a material breach of this Agreement.

            (b) If after a Change of Control the Company (or any Successor) fails to reasonably confirm that it has performed the obligation described in this Section 15 within ten (10) days after written notice from Munro, Munro shall be entitled to terminate Munro's employment with the Company for Good Reason, and to receive the benefits provided under this Agreement in the event of Termination Upon Change of Control.

         16. ENTIRE AGREEMENT.

            (a) This Agreement constitutes the entire agreement between Munro and the Company regarding the matters described herein, with the exception of
(i) the Promissory Note described in Section 4 and attached hereto as EXHIBIT 1;
(ii) the May 1998 Letter Agreement; (iii) the Confidentiality Agreement described in Section 10; and (iii) any stock option agreements between Munro and the Company, including all amendments thereto. This Agreement (including the documents described in (i) through (iv) herein) supersedes all prior negotiations, representations or agreements between Munro and the Company, whether written or oral, concerning Munro's employment by the Company.

            (b) In the event of a Termination After a Change of Control, this Agreement shall supersede the provisions of paragraph 6(c) of the May 1998 Letter Agreement, except for the last sentence of paragraph 6(c) of the May 1998 Letter Agreement which shall remain in effect. Except as otherwise expressly provided herein, the May 1998 Letter Agreement shall remain in effect in accordance with its terms.

            (c) This Agreement is not intended to and shall not affect, limit or terminate any plans, programs, or arrangements of the Company that are regularly made available to a significant number of employees or officers of the company, including, without limitation, the Company's stock option plans.

         17. VALIDITY. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

         18. MODIFICATION. This Agreement may only be modified or amended by a supplemental written agreement signed by Munro and the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                              SAVOIR TECHNOLOGY GROUP, INC.



                                              By:     /s/ Angelo Guadagno
                                                 ------------------------------

                                              Its:        Director
                                                  -----------------------------


                                                       /s/ P. Scott Munro
                                              ---------------------------------
                                                         P. Scott Munro

                                   EXHIBIT 1

                            FORM OF PROMISSORY NOTE

$ 2,512,729                                                Campbell, California
                                                                   May 10, 1999


         The undersigned, P. Scott Munro ("Borrower"), hereby unconditionally promises to pay to the order of Savoir Technology Group, Inc., a Delaware corporation (the "Lender"), the sum of Two Million Five Hundred Twelve Thousand Seven Hundred Twenty-Nine Dollars ($2,512,729) plus interest.

         The outstanding principal balance of this Note, together with all accrued and unpaid interest hereon, shall be due and payable on May 9, 2002. Interest shall accrue on unpaid principal from the date hereof until maturity at a rate of 4.9%, compounded semiannually. If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday under the laws of the State of California, such payment may be made on the next succeeding business day with the same force and effect as if made on such date.

         This Note may be prepaid, in whole or in part, at any time or from time to time, without penalty or premium. Any prepayment of principal must be accompanied by then accrued but unpaid interest. Interest shall cease to accrue on amounts of principal so prepaid. Any prepayment of interest shall include all interest accrued to the date of payment, but need not include any payment of principal.

         All payments of principal or interest shall be made in lawful money of the United States of America to the Lender at the offices of the Lender, or at such other address as the Lender shall specify to Borrower in writing. Any payment shall be deemed made upon receipt by Lender.

         Upon payment in full of all principal and interest payable hereunder, this Note shall be surrendered to Borrower for cancellation.

         Borrower waives its rights to impose any defense (other than payment), set-off, counterclaim or cross-claim in any action brought on this Note. Borrower waives presentment, demand for performance, notice of performance, protest, notice of protest, and notice of dishonor.

         If the indebtedness represented by this Note or any part hereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings, or if this Note is placed in the hands of attorneys for collection after default, Borrower agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys' and collection fees and costs.

         This Note is being delivered in and shall be construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, Borrower has executed this Note as of the day and year first above written.



                                             ----------------------------------
                                                         P. Scott Munro


                                       2